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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT



          The following table lists the registrant and each of its subsidiaries and the jurisdiction under the laws of which the registrant and each subsidiary is incorporated. Each subsidiary is identified underneath its immediate parent. Except as indicated, each subsidiary is 100 percent owned by its parent.


Name                                                  Jurisdiction

Louisiana-Pacific Corporation                         Delaware


Domestic Subsidiaries

      Blue Skies Aviation, Inc.                       Oregon
      Creative Point, Inc.                            California
      Ketchikan Pulp Company                          Washington
      Louisiana-Pacific Corporation (W. Va.)          West Virginia
      Louisiana-Pacific Foundation                    Oregon
      Louisiana-Pacific Trucking Company              Oregon
      L-P Foreign Sales Corporation                   Guam
      New Waverly Transportation, Inc.                Texas

Foreign Subsidiaries

      Louisiana-Pacific Canada Ltd.                   British Columbia, Canada
            Sunpine Forest Products Ltd. (50%)        Alberta, Canada
                  Suneco Ltd.                         Alberta, Canada
                  Lodgepole Logging Co. Ltd.          Alberta, Canada
                  Pinetree Construction Co. Ltd.      Alberta, Canada
      Louisiana-Pacific de Mexico, S.A. de C.V.       Mexico
      Louisiana-Pacific, S.A. de C.V.                 Mexico
      Louisiana-Pacific de Venezuela, C. A.           Venezuela
      Louisiana-Pacific Coillte Ireland Limited       Ireland